UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

WebMD Health Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

WEBMD HEALTH CORP.

111 Eighth Avenue

New York, New York 10011

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 24, 2012

The following information supplements and amends the proxy statement (the “Proxy Statement”) of WebMD Health Corp. (“we,” “our,” the “Company” or “WebMD”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2012 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission (the “Commission”) and being made available to stockholders on July 17, 2012.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders of record as of the close of business on June 14, 2012 are entitled to receive notice of and to vote at the Annual Meeting.

On June 20, 2012, a putative class action, entitled Feinstein v. WebMD Health Corp., et al., (the “Feinstein Action”) was filed against the Company and each of its directors in the Supreme Court of the State of New York, County of New York on behalf of a class consisting of all holders of WebMD common stock. The complaint in the Feinstein Action (the “Complaint”) alleges claims against the Company’s directors for alleged breaches of fiduciary duty in connection with the disclosures made in the Proxy Statement regarding Proposal 3, and against the Company for aiding and abetting the alleged breaches of fiduciary duty. Proposal 3 seeks stockholder approval of an amendment to the Company’s Amended and Restated 2005 Long-Term Incentive Plan (the “2005 Plan”) to increase the number of shares of WebMD Common Stock available for grant under the 2005 Plan by 1,875,000 shares. The Complaint alleges that the Proxy Statement is deficient in its disclosure regarding Proposal 3. The Complaint further alleges that the purported dilutive effect of Proposal 3 is not disclosed. The Complaint seeks injunctive relief and damages, including preliminary injunction in the form of an order enjoining the stockholder vote on Proposal 3 at the Annual Meeting. The parties have agreed to settle the action in principle. In connection with the settlement, the Company has agreed to make certain additional disclosures in connection with the Proxy Statement as set forth below. No payment will be made to stockholders in connection with the settlement. The settlement will provide for payment by the Company of attorneys’ fees and costs in an amount to be approved by the court.

Supplemental Disclosure Concerning Proposal 2

Proposal 2 provides stockholders of WebMD with the opportunity to make a non-binding advisory vote on WebMD’s executive compensation (which is commonly referred to as a “Say-on-Pay Vote”). WebMD is providing supplemental disclosure with respect to Proposal 2, regarding WebMD’s philosophy and practices relating to equity compensation and hereby incorporates by reference into Proposal 2 the disclosures relating to the 2005 Plan contained in Proposal 3 in the Proxy Statement, as supplemented by the “Supplemental Disclosure Concerning Proposal 3” set forth below.

In setting policies and practices regarding compensation at WebMD, the guiding philosophy of the Compensation Committee of the WebMD Board is to establish a compensation program that:

•	is competitive with the market in order to help attract, motivate and retain highly qualified employees and executives;

•	creates a performance-based link between executive pay and WebMD’s performance over both the short and long term;

•	facilitates shareholder value creation; and

•	is designed to foster a long-term commitment by management.

WebMD provides various elements of compensation that are intended to work together to provide total compensation that is reasonable, competitive and related to both WebMD’s performance and the individual performance of employees, including executive officers. The components include a cash salary, discretionary annual cash bonuses, supplemental cash bonuses to recognize exceptional individual performance in certain years, and stock options and shares of restricted WebMD Common Stock, each subject to vesting.

The Compensation Committee believes that equity compensation, subject to standard vesting periods of four years (and, in the case of options, having a ten-year term), encourages employees to focus on the long-term performance of our company. The value that employees receive from equity awards increases when the price of WebMD Common Stock increases, which then rewards employees for increasing shareholder value. The vesting schedules applicable to these equity awards are intended to further promote retention of employees during the vesting period. The Compensation Committee believes that the ability to provide equity compensation has been, and will continue to be, vital to WebMD’s ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete. Competition for qualified personnel in the Internet and healthcare information services industries can be intense. WebMD must be able to offer competitive compensation packages in order to hire and retain experienced executives, writers and editors, software developers and other technical personnel, and sales and marketing personnel, among others. WebMD’s headquarters and a majority of its employees are located in New York City, a market in which numerous employers in various industries compete for employees with the experience and skills we seek. The Compensation Committee believes that stock option and restricted stock grants have been, and will continue to be, an efficient and effective means of making WebMD’s compensation competitive with that of other companies in our own industry and companies in other industries that compete for the same employees, some of which are much larger than WebMD and have greater financial resources.

At the 2011 Annual Meeting, over 90% of WebMD’s stockholders voted in favor of WebMD’s say-on-pay proposal. The Compensation Committee took this result into consideration in determining to continue the overall design and key components of our executive compensation program since the 2011 Annual Meeting.

The Say-on-Pay Vote is advisory in nature and is not binding on WebMD. However, the Board and the Compensation Committee value the opinions of WebMD’s stockholders as expressed through their votes and other communications and the Compensation Committee intends to consider the results of the stockholder vote on Proposal 2 when making future determinations relating to executive compensation. On behalf of WebMD’s Board of Directors, the Compensation Committee recommends a vote “FOR” Proposal 2.

Supplemental Disclosure Concerning Proposal 3

As described in the Proxy Statement, the 2005 Plan is designed to link the interests of our officers, employees and directors to those of our stockholders by providing participants with incentives that increase in value when the price of WebMD Common Stock increases. As of June 14, 2012, approximately 960,000 shares were available for future grant under the 2005 Plan. The Compensation Committee has approved a share increase of 1,875,000 with a view to seeking stockholder approval for that increase. In setting the amount of the increase for which stockholder approval is being sought, the Compensation Committee considered the historical amounts of equity awards granted by WebMD in the past three years. In 2009, 2010 and 2011, WebMD made equity awards representing a total of approximately 1.4 million shares, 2.4 million shares, and 3.8 million shares, respectively. In a report on WebMD’s 2012 Annual Meeting, ISS Proxy Advisory Service calculated that WebMD’s three-year average burn rate was 5.47%, which was lower than the allowable such burn rate of 7.76% under ISS policies, based on WebMD’s industry group and stock volatility. In calculating that burn rate, ISS considered each share of restricted stock to be equivalent to issuing two options. The Compensation Committee intends to manage WebMD’s burn rate to try to continue to meet ISS policies and, in connection with that, believes the 1,875,000 shares for which stockholder approval is being sought represents an appropriate increase at this time.

In setting the amount of the increase for which stockholder approval is being sought in Proposal 3, the Compensation Committee also considered the total amount of stock options and restricted stock outstanding under existing grants. WebMD had outstanding, as of June 14, 2012, 50,212,465 shares, including unvested shares of restricted stock. Accordingly, our approximately 12.9 million outstanding options and unvested shares of restricted stock (commonly referred to as the “overhang”) represent approximately 25.6% of our outstanding shares. The Compensation Committee recognized that we have a relatively large overhang and that this can result in dilution to the ownership interest of our existing stockholders, which may be a concern to stockholders in connection with their decision whether to approve Proposal 3. However, the Compensation Committee believes that there are special circumstances that our stockholders should consider, and included a discussion of those factors in Proposal 3 of the Proxy Statement. Most importantly, the Compensation Committee believes that stockholders should consider the stock buybacks made by WebMD in recent years:

•

Since the completion of WebMD’s merger with HLTH Corporation in October 2009, WebMD has repurchased a total of approximately 27.4 million shares of its Common Stock through issuer tender offers and other stock repurchases.

•

The amount repurchased is equal to approximately 54.5% of the approximately 50.2 million outstanding shares of WebMD Common Stock as of June 14, 2012 and is more than twice the size of the overhang of approximately 12.9 million outstanding options and unvested WebMD Restricted Stock. Without the repurchases, the overhang would represent only 16.6% of the approximately 77.6 million shares of Common Stock that would be outstanding (instead of 25.6% of approximately 50.2 million shares).

We understand that for many other companies, buybacks would not be large enough to affect analyses of the cost of equity compensation plans or the potential dilution they may cause. However, for WebMD, the effect of considering buybacks in such analyses is substantial. The Compensation Committee believes that the additional shares sought in Proposal 3 are appropriate, notwithstanding the size of the existing overhang, when considered in the context of the buybacks described above and the other factors regarding potential dilution discussed in Proposal 3 of the Proxy Statement.

In recommending the share increase under the 2005 Plan, the Compensation Committee was cognizant that certain proxy advisory firms had recommended against a share increase in 2010, but the Committee nevertheless believes that the limited share increase in Proposal 3 is reasonable in light of the factors discussed herein and in the Proxy Statement.

In light of the factors described above and in the Proxy Statement, including the limited size of the request for shares in Proposal 3 and the fact that the ability to continue to grant equity compensation is vital to WebMD’s ability to continue to attract and retain employees in the extremely competitive labor markets in which it competes, the Compensation Committee, on behalf of WebMD’s Board of Directors, recommends that stockholders vote “FOR” Proposal 3.

*    *    *

The inclusion of this information in this Supplement should not be regarded as an indication that the assumptions used to determine the number of additional shares will be predictive of actual future equity grants. These assumptions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, the extent of option exercise activity, and others described in our Form 10-K for the year ended December 31, 2011, and our Form 10-Q for the quarter ended March 31, 2012.

4